Exhibit 2.2

PROMISSORY NOTE

Up to $3,300,000	November 1, 2013

Lime Energy Asset Development, LLC

16810 Kenton Drive

Suite 240

Huntersville, NC 28078

Attn: John O’Rourke and Larry Ostema

(“Obligor”)

Green Gas Americas, Inc.

4251 SW High Meadow Avenue

Palm City, Florida 34990

Attn: Duncan Cox

(“Payee”)

Whereas, Payee has purchased from Obligor all of the membership interests of GES-Port Charlotte, LLC, a Georgia limited liability company, and in connection therewith Obligor has undertaken certain payment and other obligations and liabilities under that Membership Interest Purchase Agreement dated of even date herewith between Obligor and Payee (as amended, restated, supplemented, modified, or extended from time to time, the “Agreement”),

Now, therefore, Obligor hereby promises to pay to the order of Payee, UPON DEMAND, in lawful money of the United States of America, at its office indicated above or wherever else Payee may specify in writing, an amount not to exceed the lesser of (i) the sum of all Obligations (as defined below) outstanding from time to time, or (ii) THREE MILLION THREE HUNDRED THOUSAND DOLLARS AND NO/100 DOLLARS ($3,300,000.00). Following any Default, the unpaid principal balance shall accrue interest payable on demand at the Default Rate.

SECURITY.  Lime Energy Services Co. (“Lime Services”) and Obligor have granted Payee a security interest in the Collateral (as defined below) pursuant to that certain Security Agreement by and between Lime Services, Obligor and Payee.

DEFAULT RATE.  Following a Default, interest shall accrue on the unpaid principal balance of this Promissory Note at ten percent (10%) per annum based on a year of 360 days. The Default Rate shall apply until the Obligations or any judgment thereon is paid in full.

APPLICATION OF PAYMENTS.  Monies received by Payee from any source for application toward payment of the Obligations shall be applied to accrued interest and then to principal.  If a Default occurs and is continuing, monies may be applied to the Obligations in any manner or order deemed appropriate by Payee in good faith. If any payment received by Payee and credited to this Note is rescinded, avoided or for any reason returned by Payee because of any adverse claim or threatened action, the returned payment shall remain payable as an Obligation under this Note as though such payment had not been made.

DEFINITIONS:

Obligations.  The term “Obligations”, as used in this Note, means any and all outstanding indebtedness, liabilities and obligations of Obligor to Payee of any class or nature, arising under or in connection with the Agreement, whether now existing or hereafter incurred, direct or indirect, absolute or contingent, secured or unsecured, matured or unmatured, joint or several, whether for principal, interest, fees, expenses, indemnity or otherwise, including future advances of any sort.

Promissory Note. The term “Promissory Note” means this Promissory Note including all renewals, extensions, amendments, restatements, supplements or modifications hereof.

Collateral.  The term “Collateral”, as used in this Promissory Note means any and all collateral that the Payee has been granted a security interest in or a lien over pursuant to the Security Agreement or that secures the Obligations.

UCC.  The term “UCC” as used in this Promissory Note and the other Loan Documents means the Uniform Commercial Code as presently and hereafter enacted and applicable to this transaction.

TERMS DEFINED IN THE UCC.  Any term used in this Promissory Note which is defined in the UCC and not otherwise defined in this Promissory Note has the meaning given to the term in the UCC.

ATTORNEYS’ FEES AND OTHER COLLECTION COSTS.  Obligor shall pay all of Payee’s reasonable expenses incurred to enforce or collect any of the Obligations including, without limitation, reasonable arbitration, paralegals’, attorneys’ and experts’ fees and expenses, whether incurred without the commencement of a suit, in any trial, arbitration, or administrative proceeding.

USURY.  If at any time the effective interest rate under this Promissory Note would, but for this paragraph, exceed the maximum lawful rate, the effective interest rate under this Promissory Note shall be the maximum lawful rate, and any amount received by Payee in excess of such rate shall be applied to principal and then to fees and expenses, or, if no such amounts are owing, returned to Obligor.

GRACE/CURE PERIOD. The failure of timely payment of the Obligations shall not be a Default until 10 business days after written demand is made therefor upon Obligor.

DEFAULT.  If any of the following occurs and is not cured within the applicable cure period, a default (“Default”) under this Promissory Note shall exist:

Nonpayment; Nonperformance.  The failure of Obligor to timely pay or perform any Obligations.

Cessation; Bankruptcy. (i) Any of Obligor, Lime Services or Lime Energy Co. (each a “Lime Party” and collectively the “Lime Parties”) commences any case, proceeding or other action relating to Bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to have it judged bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts or (ii) there shall be commenced against any Lime Party, any case, proceeding or other action of a nature referred to in clause (i) above which (A) results in the entry of an order for relief or any such adjudication or (B) remains undismissed, undischarged or unbonded for a period of 60 days.

REMEDIES UPON DEFAULT.  If a Default occurs under this Promissory Note, Payee may at any time thereafter, take the following actions:  Acceleration Upon Default.  Accelerate the maturity of this Promissory Note and, at Payee’s option, any or all other Obligations; whereupon this Promissory Note and the accelerated Obligations shall be immediately due and payable; provided, however, if the Default is based upon a Bankruptcy or insolvency proceeding commenced by or against Obligor or any guarantor or endorser of this Promissory Note, all Obligations shall automatically and immediately be due and payable.  Other Remedies.  Exercise any other right or remedy of Payee under the Agreement, the Security Agreement or applicable law.  Cumulative.  Exercise any rights and remedies as provided under the Promissory Note, Security Agreement and Agreement, or as provided by law or equity.

WAIVERS AND AMENDMENTS.  No waivers, amendments or modifications of this Promissory Note shall be valid unless in writing and signed by an officer of Payee.  No waiver by Payee of any Default shall operate as a waiver of any other Default or the same Default on a future occasion.  Neither the failure nor any delay on the part of Payee in exercising any right, power, or remedy under this Promissory Note shall operate as a waiver thereof, nor shall a single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or remedy.  All remedies available to Payee or its affiliates with respect to this Promissory Note and remedies available at law or in equity shall be cumulative and may be pursued concurrently or successively.

Obligor waives presentment, protest, notice of dishonor, demand for payment, notice of intention to accelerate maturity, notice of acceleration of maturity, notice of sale and all other notices of any kind.  Further, Obligor agrees that Payee may extend, modify or renew this Promissory Note or make a novation of the Obligations for any period, and grant any releases, compromises or indulgences with respect to any Collateral, or with respect to any other person liable, all without notice to or consent of Obligor or any other person who may be liable and without affecting the liability of Obligor or any person who may be liable.

MISCELLANEOUS PROVISIONS.  Assignment.  This Promissory Note shall inure to the benefit of and be binding upon the parties hereto and its successors and permitted assigns (if any). Neither party shall assign its rights and interests hereunder without the prior written consent of the non-assigning party, and any attempt by Obligor to assign without Payee’s prior written consent is null and void and shall not release Obligor from the Obligations.  Applicable Law; Conflict Between Documents.  This Promissory Note shall be governed by and construed under the laws of the State of New York without regard to the conflict of law principles thereof.  Jurisdiction.  Obligor irrevocably agrees to non-exclusive personal jurisdiction in the State of New York.  Severability.  If any provision of this Promissory Note shall be prohibited or invalid under applicable law, such provision shall be ineffective but only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Promissory Note or other such document.  Notices.  Any notices to Obligor or Payee shall be sufficiently given, if in writing and mailed or delivered to the address of Obligor shown above or such other address as Payee or Obligor may specify in writing from time to time.  In the event that Obligor changes Obligor’s mailing address at any time prior to the date the Obligations are paid in full, Obligor agrees to promptly give written notice of said change of address by registered or certified mail, all charges prepaid.  Plural; Captions.  All references in this Promissory Note to guarantor, person, document or other nouns of reference mean both the singular and plural form, as the case may be, and the term “person” shall mean any individual, person or entity.  The captions contained in this Promissory Note are inserted for convenience only and shall not affect the meaning or interpretation of the Promissory Note.  Advances.  Payee may, in its sole discretion and with prior notice to Obligor, make other advances for the payment of fees, expenses and indemnification obligations due under the Agreement and for preserving or protecting the Collateral and its rights and remedies with respect thereto, which shall be deemed to be advances under this Promissory Note.  Waiver of Jury Trial.  THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE, TO THE EXTENT PERMITTED BY APPLICABLE LAW, TRIAL BY JURY IN ANY DISPUTE RELATING TO THIS PROMISSORY NOTE OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN. Expiration.  This Promissory Note will expire 1 year from the date hereof, provided that no obligations are outstanding.  Without limiting the foregoing, if a claim is made under this Promissory Note or a Default has occurred and is continuing, this Promissory Note shall continue in effect until the satisfaction of such claims and cure of such Default; anything to the contrary herein notwithstanding, the expiration of this Promissory Note shall not impair or otherwise limit any rights or remedies of the Payee under the Agreement, that certain guaranty by Lime Energy Co. and Lime Energy Services Co. for the benefit of Payee, the Security Agreement, or other related documents, all of which shall be deemed to be independent and several obligations of Obligor and its Affiliates, as applicable, which shall survive the termination or expiration of this Promissory Note and/or the Security Agreement.

[SIGNATURE PAGE FOLLOWS]

SIGNATURE PAGE TO PROMISSORY NOTE

IN WITNESS WHEREOF, Obligor, on the day and year first above written, has caused this Promissory Note to be executed.

LIME ENERGY ASSET DEVELOPMENT, LLC, a Delaware Limited Liability Company

By:	/s/ Jeffrey Mistarz	[SEAL]
Name:	Jeffrey Mistarz
Title:	Chief Financial Officer